UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Vintage Petroleum, Inc.

(Exact name of registrant as specified in its charter)

Delaware	73-1182669
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

110 West Seventh Street	Tulsa, Oklahoma	74119
(Address of principal executive offices)		(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act registration statement file number to which this form relates:                                  (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Amendment No. 2 to Form 8-A is being filed by Vintage Petroleum, Inc., a Delaware corporation (the “Registrant”), to amend the Registrant’s Registration Statement on Form 8-A, which was filed with the Securities and Exchange Commission (the “SEC”) on March 22, 1999, as amended by the Form 8-A/A of the Registrant filed with the SEC on April 4, 2002 (as so amended, the “Form 8-A”).

Item 1. Description of Registrant’s Securities to be Registered

Reference is hereby made to the Form 8-A and such Form 8-A is incorporated herein by reference.

On October 13, 2005, the Registrant announced that it had entered into an Agreement and Plan of Merger dated as of October 13, 2005 (the “Merger Agreement”), with Occidental Petroleum Corporation, a Delaware corporation (“Parent”), and Occidental Transaction 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Registrant will be merged with and into Merger Sub and the separate corporate existence of the Registrant will cease.

Also on October 13, 2005 and in connection with the execution of the Merger Agreement, the Registrant executed the Second Amendment (the “Second Amendment”) to the Rights Agreement dated as of March 16, 1999, as amended by the First Amendment to Rights Agreement dated as of April 3, 2002 (as so amended, the “Rights Agreement”), between the Registrant and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement, as amended by the Second Amendment.

As more fully set forth in the Second Amendment, the Second Amendment, among other things:

•	renders the provisions of the Rights Agreement inapplicable to the Merger by exempting Parent and Merger Sub from the definition of Acquiring Person and providing that a Distribution Date shall not be deemed to have occurred due to the execution and delivery of the Merger Agreement and the consummation of the Merger; and

•	provides for the termination of the Rights Agreement (except for the rights, obligations and liabilities of the Registrant and the Rights Agent set forth in Section 18 of the Rights Agreement) immediately prior to the effective time of the Merger.

A copy of the Second Amendment is attached hereto as Exhibit 4 and is incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2. Exhibits

Exhibit No.	Description

4	Second Amendment to Rights Agreement dated as of October 13, 2005, between Vintage Petroleum, Inc. and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VINTAGE PETROLEUM, INC.

Dated: October 17, 2005	By:	/s/ Michael F. Meimerstorf
Michael F. Meimerstorf Vice President and Controller

EXHIBIT INDEX

Exhibit No.	Description

4	Second Amendment to Rights Agreement dated as of October 13, 2005, between Vintage Petroleum, Inc. and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent.